Exhibit 99.1

Guaranty Federal
BANCSHARES, INC	For Immediate Release
Strength. Growth. Vision.

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES REVISED PRELIMINARY 2010 FINANCIAL RESULTS

SPRINGFIELD, MO – (March 10, 2011) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank (the “Bank”), today announces the following revised preliminary results for its year ended December 31, 2010 to reflect an increase in its allowance for loan losses.

Subsequent to the Company’s earnings release on January 21, 2011, as a result of continuing analysis of a certain loan relationship, new information was obtained regarding the valuation of specific collateral securing the credit at December 31, 2010. The collateral underlying the credit is comprised of a multi-family condominium project in the Bank’s market area.  Based on additional analysis of a recent appraisal received subsequent to December 31, 2010 and further discussions with the borrower and related builders, the Bank determined that events contributing to an additional loss impairment occurred during 2010.  Management concluded that an additional provision for loan loss of $900,000 during the fourth quarter is necessary to account for the anticipated loss associated with this impaired commercial loan.  This provision is in addition to the $1,550,000 and $4,300,000 the Company had already expensed for the fourth quarter and fiscal year 2010, respectively.

Revised net income and net income per diluted common share for the year ended December 31, 2010 were $1,131,000 and $0.00 per diluted common share, respectively.  This compares to previous released net income and net income per diluted common share for the year of $1,623,000 and $0.19 per diluted common share, respectively.

Revised net loss and loss per diluted common share for the quarter ended December 31, 2010 were ($360,000) and ($0.24) per diluted common share.  This compares to previous released net income and net loss per diluted common share for the quarter of $132,000 and ($0.06) per diluted common share, respectively.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Greene, Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:

	Quarter ended		Year ended
Operating Data:	31-Dec-10	31-Dec-09	31-Dec-10	31-Dec-09
	(Dollar amounts are in thousands, except per share data)

Total interest income	$7,991	$8,512	$32,331	$33,873
Total interest expense	3,185	4,928	14,807	20,526
Provision for loan losses	2,450	1,950	5,200	6,900

Net interest income after provision for loan losses	2,356	1,634	12,324	6,447
Noninterest income	918	626	4,350	4,288
Noninterest expense	3,948	3,538	15,049	14,710

Income (loss) before income tax	(674)	(1,278)	1,625	(3,975)
Provision (credit) for income tax	(314)	(587)	494	(1,634)

Net income (loss)	$(360)	$(691)	$1,131	$(2,341)
Preferred stock dividends and discount accretion	281	281	1,126	1,032
Net income (loss) available to common shareholders	$(641)	$(972)	$5	$(3,373)

Net loss per common share-basic	$(0.24)	$(0.37)	$-	$(1.29)
Net loss per common share-diluted	$(0.24)	$(0.37)	$-	$(1.29)

Annualized return on average assets	(0.21%)	(0.37%)	0.16%	(0.32%)
Annualized return on average equity	(2.64%)	(5.15%)	2.12%	(4.48%)
Net interest margin	2.94%	2.01%	2.61%	1.86%

Financial Condition Data:	As of 31-Dec-10	As of 31-Dec-09

Cash and cash equivalents	$14,145	$33,017
Investments and interest bearing deposits	114,916	125,669
Loans, net of allowance for loan losses 12/31/2010 - $13,083; 12/31/2009 - $14,076	504,665	528,503
Other assets	48,942	50,591
Total assets	$682,668	$737,780

Deposits	$480,694	$513,051
FHLB advances	93,050	116,050
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	39,750	39,750
Other liabilities	1,668	2,053
Total liabilities	630,627	686,369
Stockholders' equity	52,041	51,411
Total liabilities and stockholders' equity	$682,668	$737,780

Equity to assets ratio	7.62%	6.97%
Book value per common share	$13.51	$13.49
Non performing assets	$33,552	$41,044